Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made and entered into effective as of August 19, 2011 (“Effective Date”), by and between Respect Your Universe, Inc., a Nevada corporation ("Company") and Lindsay Capital Corp. (“Consultant”).

RECITALS

WHEREAS, Consultant has certain experience in financial advisory services; and

WHEREAS, the Company desires to retain Consultant’s services.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.            CONSULTING SERVICES

During the Term of this Agreement, Consultant shall act as the Company’s financial advisor, and specifically assist the Company with introducing potential investors to the Company, structuring financings, structuring corporate development transactions including potential acquisitions, and report to the Company’s CFO and Board of Directors.

2.            TERM OF AGREEMENT

(a)	This Agreement shall be in full force and effect commencing upon the Effective Date and continue for eight quarters, i.e., expiring on August 18, 2013 (“Term”).

(b)
Consultant or Company shall have the right to terminate this Agreement with 30 days notice in the event of (i) the bankruptcy, insolvency, or assignment for the benefit of creditors of the other, or (ii) a material breach of the Agreement of the other, and such failure continues un-remedied for a period of 15 days after written notice.

(c)
Upon termination of this Agreement pursuant to Section 2(b), the share compensation in Section 5 herein shall be reduced so that Consultant shall keep only the earned portion (on a 1/8 basis per quarter) of the shares as of the date of termination of the shares, and the remaining unearned portion of the shares shall be canceled.

3.            TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary in order to perform their respective obligations hereunder. The Company understands that this amount of time may vary and that the Consultant may perform consulting services for other companies.

4.            PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most services in accordance with this Agreement at Consultant's offices, or at such other place(s) as necessary to perform these services in accordance with this Agreement.

5.             COMPENSATION

Subject to any cancellation as a result of termination pursuant to Section 2, as compensation for the services by Consultant during the Term, the Company shall issue and deliver to Consultant 750,000 shares of Company restricted common stock within thirty days of the Effective Date.

6.            INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement.

7.            CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep, all, such information, secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing party's prior written consent. Consultant agrees that it will not use material non-public Company proprietary information for purposes of buying or selling Company stock in violation of federal or state securities laws. It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8             INDEMNIFICATION

The Consultant shall indemnify and hold the Company harmless from any and al liabilities and obligations arising from Consultant's conduct and activities in connection with the Consulting Services. The Company shall indemnify and hold Consultant harmless from any and all liabilities and obligations arising from conduct and activities of the Company, including any allegation of infringement or violation of any third-party intellectual property rights.

9.            COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will comply with all federal and state laws.

10.          MISCELLANEOUS

(A)   Any controversy arising out of or relating to this Agreement or any modification or extension thereof, including any claim for damages and/or rescission shall be settled by arbitration in Portland, Oregon in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator. The arbitrator sitting in any such controversy shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms effects any such alteration, or modification subject to 10(G). This Section 10 shall survive the termination of this Agreement.

(B)    If either party to this Agreement brings an action on this Agreement, the prevailing, party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys’ fees and expenses and court costs.

(C)    This Agreement shall inure to the benefit of the parties hereto, their administrators and successors in interest. This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

(D)   This Agreement contains the entire understanding of the parties and supersedes all prior agreements between them.

(E)   This Agreement shall be constructed and interpreted in accordance with and the governed by the laws of the State of Nevada.

(F)   No supplement, modification or amendment of this Agreement shall be binding unless, executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in. writing by the party making the waiver.

(G)   If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised apart hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the parties hereto have placed their signatures hereon on the day below.

RESPECT YOUR UNIVERSE, INC.,
a Nevada corporation

/s/ Kristian Andresen

Name:	Kristian Andresen

Title:	Corporate Secretary

Date:	August 19, 2011

LINDSAY CAPITAL CORP.

/s/ Oliver Barret-Lindsay

Name:	Oliver Barret-Lindsay

Title:	President

Date:	August 19, 2011